Exhibit 99.1

Corporate Headquarters

1345 Avenue of the Americas, 32nd Floor

New York, NY 10105

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Homes Trust (BHM) Announces

Share Repurchase Plan

New York, NY (February 22, 2024) – Bluerock Homes Trust, Inc. (NYSE American: BHM) (the “Company”) today announced that its Board of Directors has authorized a new plan for the repurchase of up to $5.0 million of its outstanding shares of Class A common stock (the “Class A Common Stock”). The repurchase plan will be conducted in accordance with the requirements of Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and subject to Rule 10b-5 of the Exchange Act.

The repurchase plan has a term of one year and may be discontinued at any time. The extent to which the Company repurchases shares of its Class A Common Stock under the repurchase plan, and the timing of any such repurchases, will depend on a variety of factors including general business and market conditions and other corporate considerations. The Company expects to repurchase shares of its Class A Common Stock through open market transactions, subject to market conditions, certain price limitations and other conditions established thereunder. Open market repurchases will be structured to occur within the method, timing, price and volume requirements of Rule 10b-18 of the Exchange Act.

About Bluerock Homes Trust, Inc.

Bluerock Homes Trust, Inc. (NYSE American: BHM), headquartered in New York, New York, is an externally managed REIT that owns and operates high-quality single-family properties located in attractive markets with a focus on the knowledge-economy and high quality of life regions of the Sunbelt and high growth areas of the Western United States. BHM’s principal objective is to generate attractive risk-adjusted investment returns by assembling a portfolio of pre-existing single-family rental homes and developing build-to-rent communities. BHM properties are located across a diverse group of growth markets and will seek to target a growing pool of middle-market renters seeking the single-family lifestyle without the upfront and ongoing investments associated with home ownership. For more information, please visit bluerockhomes.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 22, 2023, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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